Exhibit (j)(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 93 to the Registration Statement on Form N-1A of Fidelity Fixed-Income Trust: Fidelity Investment Grade Bond Fund, Fidelity Short-Term Bond Fund, and Spartan Government Income Fund of our reports dated June 13, 2003, and Fidelity High Income Fund of our report dated June 25, 2003 on the financial statements and financial highlights included in the April 30, 2003 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 26, 2003